Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AMN Healthcare Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-73482, No. 333-117695, No. 333-133227, No. 333-133305, No. 333-142187, No. 333-158523, No. 333-180856, No. 333-180857, and No. 333-194484) on Form S-8 of AMN Healthcare Services, Inc. (the Company) of our reports dated February 24, 2015, with respect to the consolidated balance sheets of the Company and subsidiaries, as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 Annual Report on Form 10-K of AMN Healthcare Services, Inc.

/s/ KPMG LLP

San Diego, California
February 24, 2015